Exhibit 99.1

WYNDHAM BRAND RESTRICITIONS LIFTED IN NEW YORK CITY;

COMPANY PURCHASES LEASE OF WYNDHAM HOTEL IN MANHATTAN

Company Now Prepared to Take Bite of “The Big Apple” Through New

Development Opportunities

DALLAS (Aug. 25, 2004) - Fred J. Kleisner, chairman and chief executive officer, Wyndham International, Inc. (AMEX:WBR), announced today that the Company has purchased the lease of the Wyndham Hotel in Manhattan, located at 42 W. 58th Street, from Suzanne Mados, the hotel’s proprietor since 1966, and holder of the exclusive right to use the “Wyndham” name and trademark in New York City. As a result, Wyndham International will now operate the hotel and has complete usage rights of its proprietary brand name to expand its distribution in New York City through new development opportunities. Terms of the transaction were not disclosed.

Kleisner stated, “This is a momentous day for the entire Wyndham family as we look to expand our brand in the No. 1 business and leisure market in the world. With this transaction now complete, we will aggressively pursue new development opportunities in multiple locations throughout New York City to fly our brand flag.”

While the Wyndham Hotel in Manhattan will retain its “Wyndham” name in compliance with the existing ground lease, it will not be marketed as part of the Wyndham brand until a thorough property evaluation is complete. However, the Company will immediately upgrade all guest rooms and the lobby area.

The Wyndham Hotel in Manhattan, which originally opened in 1929, features 136 spacious guest rooms, half of which are large, two-room suites. For 75 years, countless guests have been welcomed through its doors, including many celebrities who called the hotel “home” for months at a time while performing on Broadway. Due to the property’s long history with the “Wyndham” name, John and Suzanne Mados, by virtue of the lease, held the usage rights for the “Wyndham” name and trademark in Manhattan. Until now, this prohibited Wyndham International from entering the city with a branded hotel.

Based in Dallas, Wyndham International, Inc. offers upscale and luxury hotel and resort accommodations through proprietary lodging brands and a management services division. Wyndham owns, leases, manages and franchises hotels and resorts in the U.S., Canada, Mexico, the Caribbean and Europe, and guarantees that the best rates for its properties will be found on its proprietary Web site. For more information or to make a reservation, visit www.wyndham.com or call 800-WYNDHAM. Wyndham is a founding member of the Global Hotel Alliance (<www.globalhotelalliance.com>), a worldwide union of hospitality companies that provides guests with unique, personalized guest services.

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